Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-162188) pertaining to the 2009 Non-Executive Director Stock Plan of Colony Financial, Inc. of our reports dated March 7, 2011, with respect to the consolidated financial statements of Colony Financial, Inc. and the effectiveness of internal control over financial reporting of Colony Financial, Inc., the financial statements of ColFin WLH Funding, LLC and the financial statements of ColFin NW Funding, LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Los Angeles, California

March 7, 2011